Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Mack-Cali Realty Corporation and Mack-Cali Realty, L.P. of our reports dated February 26, 2020 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appear in Mack-Cali Realty Corporation’s and Mack-Cali Realty, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2020